EXHIBIT 4.

                           FLEXSTEEL INDUSTRIES, INC.
                             1999 STOCK OPTION PLAN


                                    SECTION 1

DEFINITIONS: As used herein, the following terms have the meaning indicated:

"AGREEMENT" means the Option Agreement entered into between the Company and an Optionee.

"BOARD OF DIRECTORS" means the Board of Directors of the Company.

"COMMITTEE" means the members of the Board of Directors appointed to administer the Plan.

"COMPANY" means Flexsteel Industries, Inc.

"DATE OF ADOPTION" means December 9, 1999.

"DATE PLAN APPROVED BY SHAREHOLDERS" means December 9, 1999.

"OPTION" means an Optionee's right to purchase shares of Common Stock of the Company, subject to the terms and conditions of the Plan and Agreement. Options are either Incentive Stock Options or Nonqualified Stock Options.

"OPTIONEE" means an eligible employee who has been designated for participation under the Plan as defined in Section 5(a) or a Non-employee director granted options pursuant to Section 5(e).

"OPTION PERIOD" means the ten-year or lesser period of time during which the Stock Option Agreement allows the Option to be exercised commencing with the date the Option is granted. No Option shall be granted after December 1, 2009.

"NON-EMPLOYEE DIRECTOR" means a director of the Company who has not been an employee of the Company for three years.

"PLAN" means the Flexsteel Industries, Inc. 1999 Stock Option Plan.


                                    SECTION 2


AGGREGATE SHARES UNDER THE PLAN AND PURPOSE:

         (a) The aggregate number of shares which may be issued pursuant to this Plan under Options is 500,000 Common Shares of the Company, subject to adjustments provided for hereafter in Section 4(b).


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         (b) The purpose of this Plan is to encourage the growth and success of the Company by providing incentives to motivate, attract and retain employees of competent training, experience and ability to encourage such people to invest in the Common Stock of the Company, thereby increasing their proprietary interest in the business and their personal interest in the Company's continued success and progress. The purpose also is to attract and retain outstanding Non-employee directors by enabling them to participate in Company growth through automatic non-discretionary grants of Options.

         (c) The Plan shall be deemed to have been adopted December 9, 1999, subject to the ratification and approval by shareholders of the Company at the December 9, 1999 Annual Meeting. Options may be granted after the Plan is adopted and before the Plan is approved by shareholders but the Company shall have no obligations of any nature whatsoever to any employee or other person arising out of either this Plan or any Options granted hereunder unless shareholder approval is obtained.

         (d) The Plan will not confer upon any Optionee any right with respect to continuance of employment by the Company, nor a continuing directorship, nor will it interfere in any way with the Company's right to terminate the Optionee's employment at any time with or without cause.

         (e) No Option shall be granted pursuant to the Plan after December 1, 2009.

         (f) The Committee, in its discretion, shall set the length of the time during which each Option may be exercised, except for Non-employee director grants, but in no event shall it be longer than ten years after the date of grant.



                                    SECTION 3


ADMINISTRATION:

         (a) Subject to such orders and resolutions not inconsistent with the provisions of the Plan as may from time to time be issued or adopted by the Board of Directors, the Plan shall be administered by, or only in accordance with the recommendation of, a Committee of two or more persons having full authority to act in the matter, all of the members of which Committee are disinterested persons within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended.

                  (1) The Committee shall administer the Plan and accordingly, it shall have full power to grant Options, construe and interpret the Plan, amend and adjust terms of then existing options subject to restrictions of this Plan, establish rules and regulations and perform all other acts, including the delegation of administrative responsibilities, it believes reasonable and proper.

                  (2) The determination of those eligible to receive Options, and the amount, type and timing of each Option and the terms and conditions of the respective Option Agreements shall rest in the sole discretion of the Committee, subject to the provisions of the Plan.

                  (3) The Committee may cancel any Options awarded under the Plan if an Optionee conducts himself in a manner which the Committee determines to be inimical to the best interests of the Company


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         and/or accepts employment with a competitor. This provision does not apply to Non-employee director Options.

                  (4) The Board, or the Committee, may correct any defect, supply any omission or reconcile any inconsistency in the Plan, or in any granted Option, in the manner and to the extent it shall deem necessary to carry it into effect.

         None of the Committee members are eligible to receive Options under the Plan while a member of the Committee, except pursuant to Section 5(e).

         (b) All determinations by the Committee shall be made by the affirmative vote of a majority of its members by written consent or by a majority vote, in person or otherwise, of its members at a meeting called for that purpose.

         (c) Each Option shall be evidenced by an Agreement which shall contain the terms and conditions and shall be signed by an Officer of the Company and the Optionee. As a minimum, the Agreement shall state the number of shares of stock under Option, the Option price and the duration of the Option.

         (d) All decisions made by the Committee pursuant to provisions of the Plan or related orders or resolutions of the Board of Directors shall be final, conclusive and binding on all parties, including the Company, shareholders, employees and Optionees.


                                    SECTION 4


SHARES SUBJECT TO THE PLAN:

         (a) Shares to be delivered upon exercise of an Option under the Plan shall be made available at the discretion of the Board of Directors either from authorized but unissued shares of the Company's Common Stock or shares acquired by the Company, including shares purchased in the open market.

         (b) In the event of merger, reorganization, consolidation, recapitalization, stock dividend, stock split, or other change in corporation structure affecting the Company's Common Stock the number of shares of Common Stock available for Options and subject to outstanding Options shall be adjusted proportionately. Similarly, the Option price per share of outstanding Options shall be appropriately adjusted. However, fractional shares may be rounded to the nearest whole share.


                                    SECTION 5


ELIGIBILITY AND PARTICIPATION:

         (a) The persons eligible for participation in the Plan shall be full-time managerial, administrative or professional employees of the Company, Non-employee directors and those other employees who are key to the Company's success. This includes officers, whether or not Directors of the Company. Participation in the Plan


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shall not be automatic except for Non-employee directors who shall be granted
Options in amounts and pursuant to the terms only as provided by Section 5(e) herein and not otherwise.

         (b) Subject to the limitations of the Plan, the Committee shall select the persons to participate in the Plan, determine the number and Option price of shares subject to each Option, and determine the date when each Option shall be granted and the date when each Option shall expire. The date the employee becomes an Optionee is the date of his Agreement with the Company. More than one Option may be granted to the same Optionee and an Optionee may enter into more than one Agreement with the Company.

         (c) No Incentive Stock Option shall be granted to anyone who, immediately after such Option would otherwise be granted, would own stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company.

         (d) An Option granted to an Optionee under this Plan shall in all events lapse upon expiration of the Option period, if not exercised, lapsed, canceled or otherwise terminated prior thereto. If an Option granted hereunder is not exercised but is canceled, terminated or lapsed, the shares covered by such Option shall become again available for grant by the Committee under this Plan.

         (e) Each person who becomes for the first time a Non-employee director, including by reason of election, appointment or lapse of three (3) years since employment by the Company (whether or not that person is standing for re-election that year), will receive an immediate one-time Option grant for 2,000 shares. Each Non-employee director will receive a Option grant for 1,000 shares on the first business day following each annual meeting. The following terms and conditions are applicable to each Option. The Option price per share will be equal to one hundred percent (100%) of the fair market value on the date of the Option grant. The Options will have terms of ten years measured from the date of the Option grant. In the event the Optionee ceases to serve as a director the Option may be exercised for a period of five (5) years after the date of cessation unless cessation is caused by reason of disability or death in which case the option may be exercised for a period of two (2) years. In the case of death the Option may be exercised within such period by the estate or heirs of the Optionee. The above exercise periods do not extend the option period as established at time of grant.


                                    SECTION 6


TERM OF THE PLAN AND OPTION PERIOD:

         (a) The Plan shall automatically terminate on December 1, 2009, which is within ten years from the Date of Adoption. No Options shall be granted after the date of such termination. However, the Plan shall remain in effect as to all outstanding Options until the outstanding Options are exercised, canceled, terminated or lapsed.

         (b) Such termination shall not adversely affect Options previously granted.

         (c) Subject to the provisions of the Plan with respect to death, disability, retirement, termination of employment, or otherwise, the maximum period during which each Option shall be exercised shall be fixed by the Committee, except for Non-employee directors, at the time each such Option is granted, but in no event shall it exceed ten years from the date of such grant.

                                    SECTION 7


OTHER PROVISIONS:

         The Committee may grant either Incentive Stock Options or Nonqualified Stock Options to employees. Where an Incentive Stock Option and a Nonqualified Stock Option are awarded by the Committee, such Options shall constitute separate grants and shall clearly be identified as such. In no event will the exercise of one such Option affect the right to exercise the other such Option. If an Incentive Stock Option is awarded, absolutely all terms and conditions making it so must be complied with by the Company and the Optionee.


                  (a) OPTION PRICE: The Option price for shares of Common Stock of the Company shall be one hundred percent (100%) of the fair market value of such Common Stock on the date the Option is granted. For the purposes of this Plan, such fair market value shall be determined (i) in case the Common Stock shall not then be listed and traded upon a recognized securities exchange, upon the basis of the mean between the bid and asked quotations for such stock on the date of grant (as reported by a recognized stock quotation service) or, in the event that there shall be no bid or asked quotations on the date of grant, then upon the basis of preceding the date of grant, or (ii) in the case the Common Stock shall then be listed and traded upon a recognized securities exchange, upon the basis of the mean between the highest and lowest selling prices at which shares of the Common Stock were traded on such recognized securities exchange on the date of grant or, if the Common Stock was not traded on said date, upon the basis of the mean of such prices on the date nearest preceding the date of grant, and upon any other factors which the Committee shall deem appropriate.


                  (b) MAXIMUM OPTION GRANTS: The aggregate fair market value (determined at the time the Option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time by such individual during any calendar year (under all such plans of the Company and its parent and subsidiary corporations, if any) shall not exceed $100,000. Options granted in excess of the applicable statutory limit shall be treated as Nonqualified Stock Options.

                  (c) EXERCISE OF OPTIONS: Each Option granted under the Plan shall be exercisable at the Option price set forth in the Agreement, on such date or dates during such Option Period (not exceeding ten years from the date of such grant) and for such number of shares as determined by the Committee and as is set forth in the Agreement with respect to such Option. However, no Option granted hereunder to any employee may be exercised except in the case of death, disability or retirement pursuant to any pension or retirement plan of the Company, until two years of continued employment with the Company has elapsed. Any Optionee desiring to exercise any Option hereunder shall give written notice to the designated financial officer of the Company and include therein full payment for the shares supporting such Option. Full payment of the exercise price including any tax due is to be made in cash or with the consent of the Committee with the stock of the Company or with a combination of both. Notice is only valid when full payment is included therewith.

                  (d) TRANSFERABILITY OF OPTIONS: An Option granted under the Plan may not be transferred except by will or the laws of descent and distribution, and during the lifetime of the Optionee shall only be exercisable by the Optionee. The Optionee shall have no interest in the stock subject to Options and shall have no rights until the shares are fully paid for and certificates for such stock are issued to the Optionee.

                  (e) PAYMENT FOR SHARES: No shares shall be issued to any Optionee until notice, as defined in Section 7(c) has been given to the Company. Within 45 days after the receipt of said notice to exercise the Option, the Company shall deliver to the Optionee certificates representing all stock purchased thereunder.

                  (f) RESTRICTION ON SALE OF SHARES: Any stock received pursuant to the exercise of an Incentive Stock Option which is sold within either: 1) two years from the effective date of the Option grant, or 2) within one year of the effective date of exercise, shall not be afforded the tax treatment of Incentive Stock Options. However, if any Optionee disposes of shares of Common Stock of the Company acquired on the exercise of an Incentive Stock Option by sale or exchange, either:
         1) within two years after the date of the Option grant of the Incentive Stock Option under which the stock was acquired, or 2) within one year after the acquisition of such shares, he shall notify the Company of such disposition and of the amount realized upon such disposition.

                  (g) If any Option is not granted, exercised or held pursuant to the provisions of this Section, it will be considered to be a Nonqualified Stock Option to the extent that any or all of the Option grant or exercise is in conflict with the above restrictions.


                                    SECTION 8


DEATH, RETIREMENT AND TERMINATION OF EMPLOYMENT:

         Any Option granted to an employee, the period of which has not lapsed or expired, shall terminate at the time of the death of the Optionee to whom the Option was granted or on the retirement or termination for any reason of such Optionee's employment with the Company, and no shares may thereafter be delivered pursuant to such Option, except that:

                  (a) within two years after the date of the Optionee's death, during which two year period the Option may be exercised by the Optionee's estate, legal representative, or legatee or such other person designated by an appropriate court as the person entitled to exercise such Option but only to the extent the Optionee was entitled to exercise it at the time of his or her death. The Option must be exercised in the manner provided for in Section 7(c).

                  (b) within five years after termination of employment by reason of retirement pursuant to any pension or retirement plan of the Company and to the extent the Optionee would have been able to exercise it at the time of such termination. The Option must be exercised in the manner provided for in Section 7(c).

                  (c) within two years after termination of employment by reason of disability to the extent the Optionee would have been able to exercise it at the time of such termination. The Option must be exercised in the manner provided for in Section 7(c).

         Nothing in this Section 8 shall extend the option period as established at time of grant.




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                                    SECTION 9


AMENDMENT OF THE PLAN:

         The Board of Directors may amend, suspend or discontinue the Plan, but may not, without the approval of the Company's shareholders, make any amendment which would:

                  (a) abolish the Committee, change the qualifications of its members, or withdraw the administration of the Plan from its supervision, or permit any person while a member of the Committee to become eligible to participate in the Plan subject to Section 5(e);

                  (b) make any material change in the class of eligible employees as defined in the Plan;

                  (c) increase the aggregate number of shares for which Options may be granted under the Plan;

                  (d) extend the term of the Plan or the maximum Option Period;
         or

                  (e) change the right of any Non-employee director to receive automatic non-discretionary grants of Options under this Plan. The Plan provisions relating to grants to Non-employee directors shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.


REQUIREMENTS OF LAW:

         (a) WITHHOLDING TAXES: The Company shall have the right to deduct from all payments under this Plan, in cash, or deduct from payroll wages, an amount necessary to satisfy any federal, state or local withholding tax requirements or otherwise.

         (b) GOVERNING LAW: The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Minnesota.

         (c) AGREEMENT TO COMPLY WITH SECURITIES LAWS AND THE INTERNAL REVENUE
CODE: Before the Company delivers any stock purchased, the following written statement may be required from the Optionee:

                  "I agree not to dispose of the shares purchased by me pursuant to the Flexsteel Industries, Inc. 1999 Stock Option Plan, otherwise than in compliance with the Securities Act of 1933, as amended, and rules and regulations promulgated thereunder and all other laws, rules and regulations applicable."

         (d) If any term in this Plan pertaining to Incentive Stock Options does not conform to Section 422 of the Internal Revenue Code of 1986, as amended, those terms will be invalid and taken out of the Plan. However, removal of any invalid terms will not affect the remaining terms of the Plan.